UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2008

THE PMI GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13664	94-3199675
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PMI Plaza, 3003 Oak Road

Walnut Creek, California 94597

(Address of principal executive offices with zip code)

(925) 658-7878

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Certain Officers. Effective October 21, 2008, pursuant to an early retirement program, the following Named Executive Officers elected to retire from The PMI Group, Inc. (“PMI” or the “Company”) on October 31, 2008: Bradley M. Shuster, President, International and Strategic Investments, and Daniel L. Roberts, Executive Vice President and Chief Information Officer.

(e) Compensatory Arrangements of Certain Officers.

Modification of Retirement Plan. On September 20, 2008, the Board of Directors of the Company approved an amendment (the “Amendment”) to The PMI Group, Inc. Retirement Plan (the “Retirement Plan”) providing for an early retirement window program. The Amendment approved three additional years of age and service credit for purposes of calculation of vesting and benefits under the Retirement Plan for eligible employees, with a window period commencing September 22, 2008 and expiring December 31, 2008. To be an eligible employee under the program, an employee had to (i) be an Active Participant in the Retirement Plan, (ii) be at least age 52 with at least seven years of vesting service, (iii) execute the proper documentation and (iv) retire from the Company within an agreed upon time. The age and service credits provided by the Amendment were made available to all eligible employees (other than the Chief Executive Officer). Each employee electing to participate in the early retirement window program by October 21, 2008 (the last day to elect to participate) received credit for the additional years of age and service under the Retirement Plan and the Company’s retiree medical and life insurance plans. The retiree medical plan provides health benefits to retirees who were hired by the Company prior to January 1, 2005, and requires contributions by both the Company and the retiree. Eligible participants also receive certain payments in consideration of entry into a non-disclosure agreement (“NDA”). These payments are approximately equivalent to each participant’s prorated target 2008 bonus and other prorated benefits for the 2008 plan year. By virtue of the terms of the Company’s Equity Incentive Plan and action by the Board, the outstanding unvested equity awards of eligible participants vest upon retirement. Credited age and service years under the Retirement Plan also result in an increased benefit under the Company’s Supplemental Employee Retirement Plan (“SERP”). Pursuant to the requirements of Section 409A of the Internal Revenue Code, any plan account balances under the SERP and the 2005 Officer Deferred Compensation Plan (“ODCP”), and the shares of common stock of the Company issuable upon conversion of restricted stock units (“RSUs”), will be distributed six months from termination, except that in the case of the ODCP, the distribution will be the later of six months from termination or on the specified date of distribution selected by the participant.

Compensation Payable to Named Executive Officers. Mr. Shuster will receive benefits in the following approximate amounts: Retirement Plan benefits of $1,441,000, including an enhancement of $169,000 due to the early retirement window program; a SERP benefit of $879,000, including a $788,000 enhancement; payments equivalent to a $369,770 pro-rated bonus and $6,900 in other prorated benefits in consideration of entry into the NDA; retiree medical employer contributions currently of $14,400 per year; and $10,000 life insurance coverage. Mr. Shuster’s unvested equity awards that will vest at his retirement consist of: 50,000 shares of restricted common stock of PMI (originally scheduled to vest in May 2009); RSUs convertible to 32,100 shares; and options to purchase 128,167 shares, all of which have exercise prices in excess of current market values of PMI common stock.

Mr. Roberts will receive benefits in the following approximate amounts: Retirement Plan benefits of $1,502,000, including an enhancement of $233,000 due to the early retirement window program; a SERP benefit of $571,000, including a $467,000 enhancement; payments equivalent to a $204,490 pro-rated bonus and $6,900 in other prorated benefits in consideration of entry into the NDA; and $10,000 life insurance coverage. Mr. Robert’s unvested equity awards that will vest at his retirement consist of: 25,000 shares of restricted common stock of PMI (originally scheduled to vest in May 2009); RSUs convertible to 19,500 shares; and options to purchase 77,533 shares, all of which have exercise prices in excess of current market values of PMI common stock.

The above information does not include distributions from any other applicable programs of the Company that were not enhanced pursuant to the early retirement window program.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amendment No. 2 to The PMI Group, Inc. Retirement Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PMI GROUP, INC.

October 27, 2008	By:	/s/ Andrew D. Cameron
Andrew D. Cameron
Group Senior Vice President and
General Counsel

EXHIBIT INDEX

Exhibit Number	Exhibit Name

10.1	Amendment No. 2 to The PMI Group, Inc. Retirement Plan.